  Exhibit 99.1
Driven Deliveries, Inc. Announces Addition of Former CEO of Osmio (Now GrubHub), Adam Berk, to its Board of Directors

GlobeNewswire ● March 6, 2019

Mr. Berk brings an impressive background in technology and cannabis

SAN DIEGO, March 06, 2019 (GLOBE NEWSWIRE) -- Driven Deliveries, Inc., (DRVD), the world’s first and only publicly traded cannabis delivery company, announced today, the addition of Mr. Adam Berk to the Company’s Board of Directors.

Adam founded and developed a technology and logistics company that went on to become GrubHub Inc., a renowned web commerce platform specializing in ordering and delivering take-out food. Mr. Berk currently serves as the Chief Executive Officer of Stem Holdings, a leading cannabis MSO (multi-state organization) that is fully vertically integrated, with operations they are developing in over 10 states.

“We are thrilled with the addition of Mr. Berk to our Board of Directors,” said Mr. Chris Boudreau, CEO of Driven Deliveries, Inc. “His extensive knowledge in technology and logistics coupled with his long-standing relationships throughout the legal cannabis space, will provide a strong competitive advantage in establishing ourselves as a market leader in the emerging sector.  We look forward to leveraging his insight as we successfully navigate this evolving marketplace.”

Mr. Berk earned a degree in finance and hospitality management from Cornell University and an MBA from the University of Miami School of Business. He has formally served as Chief Executive Officer of Osmio (currently GrubHub), the first patented web-online food ordering system. Adam is a founder of HYD For Men, an artisanal men’s grooming company that patented the first solution to extend the life of a razor blade by 400%. He is also the principal founder of Pulp Pak International (PPI), a company that patented the first paper water bottle that is fully biodegradable, recyclable and compostable.

About Driven

Driven Deliveries, Inc. is the only publicly traded cannabis delivery service operating within the United States.  Founded by experienced technology and cannabis executives, the Company provides on-demand marijuana delivery, in select cities where allowed by law.  Driven provides the legal cannabis consumers the ability to purchase and receive their marijuana in a fast and convenient manner.  By 2020, legal cannabis revenue in the U.S. market is projected to hit $23 billion.  In leveraging consumer trends, and offering a proprietary, turnkey delivery system to its customers, management believes it is uniquely positioned to best serve the needs of the emerging cannabis industry and capture notable market share within the sector. For more information, please visit https://GoDriven.com/ and review Driven’s filings with the U.S. Securities and Exchange Commission.

Contact

Chris Boudreau, CEO

1 (888) 322-4449

IR@GoDriven.com

www.godriven.com